Exhibit 10.1

Form of Restricted Stock Unit Agreement under Employee Retention Program

(Employee Retention Program

RSU Grant Form of Agreement)

AVANEX CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

Avanex Corporation (the “Company”) hereby grants you, [                    ] (the “Grantee”), the number of Restricted Stock Units indicated below under the Company’s 1998 Stock Plan (the “Plan”). The date of this Agreement is                     , 200     (the “Grant Date”). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this grant are as follows:

Grant Date:	[Date]

Total Number of Restricted Stock Units:	[To come]

Scheduled Vesting:	The Restricted Stock Units will vest in accordance with the following schedule: 50% of the Restricted Stock Units awarded by this Agreement shall vest twelve months after the Grant Date, and the remaining 50% of the Restricted Stock Units awarded by this Agreement shall vest 24 months after the Grant Date, subject to your continuing to be a Service Provider through the applicable vesting date.

Purchase Price per Share:	$.001

Total Purchase Price	[To come]

Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in this Agreement, including Appendix A, and the Plan. Important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in paragraphs 4 through 9 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU AGREE TO EXECUTE THIS AGREEMENT AS A CONDITION TO RECEIVING ANY SHARES.

AVANEX CORPORATION	GRANTEE

By:
Title:	[Name]

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK

1. Grant. The Company hereby grants to the Grantee under the Plan at the per share price of $.001, equal to the par value of a Share, the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan.

2. Payment of Purchase Price. When the Restricted Stock Units are paid out to the Grantee, par value will be deemed paid by the Grantee for each Restricted Stock Unit through the services rendered by the Grantee, and will be subject to the appropriate tax withholdings.

3. Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the Grant Date. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 4, 5, 6 or 7, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in whole Shares only.

4. Vesting Schedule. Except as otherwise provided in paragraphs 5, 6 or 7 of this Agreement, the Restricted Stock Units awarded by this Agreement are scheduled to vest in accordance with the vesting schedule set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on any such date actually will vest only if the Grantee continues to be a Service Provider through such date.

5. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in the Notice of Grant (whether or not the Grantee remains a Service Provider through such date(s)). Notwithstanding the foregoing, if the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units in connection with the Grantee’s termination as a Service Provider (other than due to death) and if the Grantee is a “specified employee” within the meaning of Section 409A at the time of such termination, then any such accelerated Restricted Stock Units otherwise payable within the six (6) month period following the Grantee’s termination instead will be paid on the first business day that is six (6) months and one (1) day following the date of the Grantee’s termination, unless the Grantee dies following his or her termination, in which case, the accelerated Restricted Stock Units will be paid to the Grantee’s estate as soon as practicable following his or her death, subject to paragraph 11. Thereafter, such Restricted Stock Units shall continue to be paid in accordance with the vesting schedule set forth in the Notice of Grant. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time (“Section 409A”). It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Shares subject to this Award of Restricted Stock Units will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

6. Acceleration in Connection With Certain Terminations of Employment.

(a) Acceleration in Connection with a Termination of Employment Other Than For Cause and Not in Connection with a Change of Control. Subject to paragraph 6(d) below, if the Company terminates the Grantee’s employment other than for Cause, and such termination is not in Connection with a Change of Control, the Restricted Stock Units awarded by the Agreement shall be fully (i.e., 100%) vested as of the date of such termination.

(b) Acceleration in Connection with a Termination of Employment in Connection with a Change of Control. Subject to paragraph 6(d) below, upon an Involuntary Termination of the Grantee’s employment other than for Cause in Connection with a Change of Control, the Restricted Stock Units awarded by the Agreement shall be fully (i.e. 100%) vested as of the date of such termination.

(c) Definitions. The following terms referred to in this Agreement shall have the following meanings:

(i) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Grantee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Grantee, (ii) conviction of a felony that is injurious to the Company, (iii) a willful act by the Grantee which constitutes gross misconduct and which is injurious to the Company, or (iv) the Grantee’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Grantee a written demand for performance from the [INSERT THE FOLLOWING FOR ALL EMPLOYEES OTHER THAN THE CEO: CEO] [INSERT THE FOLLOWING FOR THE CEO: the Chairman of the Board] which describes the basis for the [INSERT THE FOLLOWING FOR ALL EMPLOYEES OTHER THAN THE CEO: CEO’s] [INSERT THE FOLLOWING FOR THE CEO: the Chairman of the Board’s] belief that the Grantee has not substantially performed his or her duties and that the Grantee has not corrected such failure within two (2) weeks of such written demand.

(ii) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities other than in a private financing transaction approved by the Board of Directors;

(2) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company;

(3) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such transaction; or

(4) the sale or disposition by the Company of all or substantially all the Company’s assets.

(iii) Disability. “Disability” shall mean that the Grantee has been unable to substantially perform his duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Grantee or the Grantee’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(iv) In Connection with a Change of Control. A termination of Grantee’s employment with the Company is “in Connection with a Change of Control” if the Grantee’s employment is terminated within twelve (12) months following a Change of Control.

(iv) Involuntary Termination. “Involuntary Termination” shall mean (A) the Grantee’s resignation due to one of the following: (1) without the Grantee’s express written consent, the significant reduction of the Grantee’s duties or responsibilities relative to the Grantee’s duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an “Involuntary Termination”; (2) without the Grantee’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Grantee immediately prior to such reduction; (3) without the Grantee’s express written consent, a material reduction by the Company in the base compensation of the Grantee as in effect immediately prior to such reduction, or the ineligibility of the Grantee to continue to participate in any long-term incentive plan of the Company; (4) a material reduction by the Company in the kind or level of employee benefits to which the Grantee is entitled immediately prior to such reduction with the result that the Grantee’s overall benefits package is significantly reduced; or (5) the relocation of the Grantee to a facility or a location more than 50 miles from the Grantee’s then present location, without the Grantee’s express written consent; or (B) any purported termination of the Grantee by the Company which is not effected for death or Disability or for Cause, or any purported termination for which the grounds relied upon are not valid.

(d) Release of Claims. The vesting acceleration set forth in this paragraph 6 will be subject to the Grantee signing and not revoking a separation and release of claims agreement in a form acceptable to the Company within seven (7) days (or within such longer period of time as required by applicable law) following the date of Grantee’s termination. The Restricted Stock Units that vest in accordance with this paragraph 6 will not be paid until the separation and release of claims agreement becomes effective; provided, however, that if the period during which the Grantee will have to consider the terms of the separation and release of claims spans two calendar years, the Restricted Stock Units that vest in accordance with this paragraph 6 will not be paid to the Grantee until the later of (i) the first business day after January 1 of the second calendar year or (ii) the effective date of the separation and release of claims agreement, as determined in accordance with the terms thereof.

7. Accelerations in Connection with a Merger. If, in accordance with Section 14(c) of the Plan, the Company is merged with or into another corporation, the successor corporation refuses to assume or substitute for this Award of Restricted Stock Units and this Award thereby becomes fully (i.e., 100%) vested, the payment of such accelerated Restricted Stock Units will be made in accordance with Section 14(c) of the Plan, unless the merger would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its Parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its Parent outstanding immediately after such merger, in which case payment of the accelerated Restricted Stock Units will be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth on the Notice of Grant (whether or not the Grantee remains a Service Provider through such date(s)).

8. Payment after Vesting. Any Restricted Stock Units that vest in accordance with paragraph 4 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 11. Any Restricted Stock Units that vest in accordance with paragraph 6 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 6(d) and paragraph 11; provided, however, that the Restricted Stock Units will not be paid until the Grantee has had a “separation from service” within the meaning of Section 409A, as determined by the Company. In addition, if the Grantee is a “specified employee” within the meaning of Section 409A at the time of the Grantee’s termination (other than due to death), the Restricted Stock Units that vest in accordance with paragraph 6 will be paid to the Grantee on the first business day that is six (6) months and one (1) day following the date of the Grantee’s “separation from service” within the meaning of Section 409A, as determined by the Company, unless the Grantee dies following his or her termination, in which case, the Restricted Stock Units will be paid to the Grantee’s estate as soon as practicable following his or her death, subject to paragraph 11. Any Restricted Stock Units that vest in accordance with paragraphs 5 or 7 will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) in Shares in accordance with the provision of such paragraphs, subject to paragraph 11.

9. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 4, 5, 6 or 7 at the time the Grantee ceases to be a Service Provider will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Grantee shall not be entitled to a refund of the price paid for the Restricted Stock Units forfeited to the Company pursuant to this paragraph 9.

10. Death of Grantee. Any distribution or delivery to be made to the Grantee under this Agreement will, if the Grantee is then deceased, be made to the administrator or executor of the Grantee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

11. Withholding of Taxes. When the Shares are issued as payment for vested Restricted Stock Units, the Grantee will recognize immediate U.S. taxable income if the Grantee is a U.S. taxpayer. If the Grantee is a non-U.S. taxpayer, the Grantee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing Subsidiary) will withhold a portion of the Shares otherwise issuable in payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by Avanex (or the employing Subsidiary) with respect to the Shares. No fractional Shares will be withheld or issued pursuant to the grant of Restricted Stock Units and the issuance of Shares thereunder; any additional withholding necessary for this reason will be done by the Company through the Grantee’s paycheck. Accordingly, to the extent the Fair Market Value of the number of whole Shares withheld by the Company exceeds the withholding taxes, the Company will pay the Grantee the difference. The Company (or the employing Subsidiary) may instead, in its discretion, withhold an amount necessary to pay the applicable taxes from the Grantee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Grantee’s paycheck, as indicated above), no payment will be made to the Grantee (or his or her estate) for Restricted Stock Units unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Grantee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Restricted Stock Units. By accepting this Award, the Grantee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this paragraph 11. All income and other taxes related to this Award of Restricted Stock Units and any Shares delivered in payment thereof are the sole responsibility of the Grantee.

12. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). Notwithstanding any contrary provisions in this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will affect neither unvested Restricted Stock Units nor Restricted Stock Units that are vested but unpaid, and no such dividends or other distributions will be paid on Restricted Stock Units nor Restricted Stock Units that are vested but unpaid. After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

13. No Effect on Employment or Service. The Grantee acknowledges and agrees that this Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued service or employment as a Service Provider for any period, or at all, and shall not interfere with the Grantee’s right or the Company’s (or employing Subsidiary’s) right to terminate the Grantee’s relationship as a Service Provider at any time, with or without cause.

14. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 40919 Encyclopedia Circle, Fremont, California 94538, or at such other address as the Company may hereafter designate in writing.

15. Grant is Not Transferable. Except to the limited extent provided in paragraph 10 above, this grant and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately shall become null and void.

16. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, the Grantee’s subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

17. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

18. Conditions for Issuance of Certificates for Stock. The shares of stock deliverable to the Grantee may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; and (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

19. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

20. Administrator Authority. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Grantee, the Company and all other persons. The Administrator shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

22. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

23. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this Award of Restricted Stock Units.

24. Amendment, Suspension or Termination of the Plan. By accepting this Award, the Grantee expressly warrants that he or she has received a right to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

25. Notice of Governing Law. This grant of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.

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